UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 7, 2016

____________________

Community Shores Bank Corporation

(Exact name of registrant as specified in its charter)

Michigan	000-51166	38-3423227
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification Number)

1030 W. Norton Avenue, Muskegon, Michigan	49441
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 231-780-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Offering Update

As previously disclosed, certain of Community Shores Bank Corporation’s shareholders, as the result of additional shares purchased through the offerings, will exceed regulatory thresholds under the Federal Reserve Board’s Change in Bank Control Act for ownership of its common stock. Before closing the offering, regulatory approvals for increased ownership must be obtained for Robert L. Chandonnet and Bruce J. Essex, both current board members of Community Shores Bank Corporation and Bruce J. Essex, Jr., a significant shareholder. Community Shores Bank Corporation worked closely with the Federal Reserve personnel and the applications were submitted in February (2016).

On March 7, 2016, Robert Chandonnet, individually, was approved to own 14.97% of the Company’s outstanding voting stock. Announcements regarding the applications for Bruce J. Essex and Bruce J. Essex Jr., are expected later this month. Shareholders who have subscribed for common shares in the rights offering will receive all shares for which they have subscribed as soon as practicable following receipt of regulatory approvals and closing of the rights offering. As an update to our prior disclosure, the total number of shares that are expected to be issued in the offering is 2,632,864, inclusive of 670,157 shares related to the conversion of senior debt to stock.

We now expect to be in a position to close the offerings on or before March 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Community Shores Bank Corporation

By:	/s/ Tracey A. Welsh
Tracey A. Welsh
Senior Vice President, Chief Financial
Officer, Secretary and Treasurer

Date: March 9, 2016